Exhibit 10.9

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

SUPPLY & QUALITY AGREEMENT

Between

ANTERIS Aus Operations Pty Ltd (“CUSTOMER”)

(ACN 095 710 339)

26 Harris Road

Malaga, WA 6090 Australia

And

HARVEY Industries Group Pty Ltd (“HARVEY”)

(ACN 117 597 985)

113 Seventh Street

Harvey WA 6220 Australia

15 May 2024

Whereas CUSTOMER manufactures (1) medical devices manufactured from bovine pericardia (“BP”) that are cleared for sale in the USA and approved for sale in Europe, Canada, and other jurisdictions and (2) components for medical devices, where the components are manufactured from BP.

Whereas HARVEY is a reputable supplier of animal derived materials for therapeutic applications. In particular HARVEY sources, collects and supplies raw material BP to ADMEDUS for the manufacture of products, from its location at Seventh Street, Harvey, Western Australia.

Whereas HARVEY has been supplying CUSTOMER with BP under the same or similar Specifications (As defined herein) since at least as early as 2016 under the Parties’ previous Supply Agreement dated 26 September 2016.

Whereas CUSTOMER continues to desire HARVEY to supply BP to CUSTOMER and HARVEY continues to wish to supply Products to CUSTOMER.

This agreement defines the commercial terms and quality requirements agreed between CUSTOMER and HARVEY in relation to the supply of BP from HARVEY to CUSTOMER and its related entities as of the Effective Date.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used in this Agreement have the respective meanings assigned to them in this Agreement. Additionally, the following terms, when used herein, shall have the following meanings:

1.1.1	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to an Affiliate of CUSTOMER means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than 50% of the voting securities, direct or indirect ownership of at least a majority of the equity interests, or otherwise, The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to an Affiliate of HARVEY means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, direct or indirect ownership of at least a majority of the equity interests, or otherwise, irrespective of whether any control is exercisable or interest is held in a fiduciary capacity or whether there is a legal obligation to exercise control for the benefit of another person.

1.1.2	“Agreement” means this Supply & Quality Agreement as may be amended or renewed hereunder.

1.1.3	“Applicable Law” means any and all laws, regulations, rules and guidance of any Governmental Authority pertaining to the development, manufacture, supply, packaging, labeling, storage, marketing, sale, distribution or intended use of a Product, in each case, as amended or replaced from time-to-time.

1.1.4	“Best Industry Practice” means the exercise of that level of care, skill, diligence, prudence, foresight and judgment which would be expected of a highly skilled and experienced professional person engaged in the same type of undertaking in the same or similar circumstances and applying generally applicable and most recent standards in the industry of HARVEY.

1.1.5	“Business Day” means any day except a Saturday, Sunday or a public holiday in Perth, Western Australia.

1.1.6	“Change of Control” means the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise.

1.1.7	“Collection Point” means [***].

1.1.8	“Confidential Information” means any information including know-how, trade secrets, commercially valuable information, financial information, data, ideas, concepts, processes and techniques disclosed by a Party to the other Party or to any Personnel of the other Party that is not information which is or has become part of the public domain, other than through any breach of this Agreement.

1.1.9	“Effective Date” means the date on which the last party to execute this Agreement executes this Agreement.

1.1.10	“FDA” means the United States Food and Drug Administration.

1.1.11	“Force Majeure” means acts or circumstances beyond the reasonable control of the Party including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic or pandemic, lock-outs, strikes or other labor disputes (whether or not relating to either Party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage that may cause or result in a Party’s failure to perform its obligations under this Agreement.

1.1.12	“Forecast” means a non-binding, rolling six (6) month forecast for the Products CUSTOMER expects to order from HARVEY.

1.1.13	“Governmental Authority” means any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity, including the FDA and ISO, in each case, exercising executive, legislative, judicial, regulatory or administrative functions of government, and all other entities exercising regulatory authority over medical products or devices.

1.1.14	“Intellectual Property” means the various rights and property conferred under statute, common law and equity in relation to patents, inventions, designs, copyright, trademarks, trade names, business names, corporate names, logos, get up, circuit layouts, know-how, trade secrets and confidential information and the right to have trade secrets and confidential information kept confidential and all other intellectual property rights including (a) all applications for registration, extension, renewal or otherwise in respect of the rights and property referred to herein and (b) all rights of action in respect of the rights and property referred to herein.

1.1.15	“ISO” means the International Organization for Standardization.

1.1.16	“HARVEY Facility” means the facility where HARVEY tests, inspects, packages, stores, distributes or otherwise handles the Products.

1.1.17	“Order” means an order submitted by CUSTOMER to HARVEY in writing for a specified quantity of Product.

1.1.18	“Outgoing Lot Inspection Test Plan” means the Outgoing Lot Inspection Test Plan to be developed by HARVEY in accordance with clause 3.4.

1.1.19	“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

1.1.20	“Personnel” means, with respect to HARVEY or CUSTOMER, as applicable, the employees, agents, contractors, consultants, representatives and advisers of either of them, respectively, or of any of their respective Affiliates.

1.1.21	“Products” or “BP” means bovine pericardia supplied by HARVEY to CUSTOMER.

1.1.22	“Quality Requirements” means, with respect to the Products, the requirements set forth in Sections 3 and 4 of this Agreement and any other quality-related requirements set out in the Specifications.

1.1.23	“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, biocompatibility, packaging, supply and quality of the Products attached as Schedule A, as may be amended from time to time by written agreement between the parties.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	Headings and titles are inserted for convenience only and do not affect the interpretation of this Agreement;

1.2.2	references to a clause, schedule or attachment will be construed as references to a clause, schedule or attachment in this Agreement;

1.2.3	includes’ means includes without limitation;

1.2.4	no rule of construction applies to the disadvantage of a party on the basis that the party put forward or drafted this Agreement or any part of it;

1.2.5	the meaning of ‘or’ will be that of the inclusive ‘or’, that is meaning one, some or all of a number of possibilities;

1.2.6	references to this Agreement or to any specified provision of this Agreement or to any other agreement or document will be construed as references to this Agreement or the specified provision of this Agreement or that other agreement or document as amended or substituted with the agreement of the parties and in force at any relevant time;

1.2.7	a reference to this Agreement or other instrument includes all variation and replacements of this Agreement despite any change of, or change in the identity of CUSTOMER or HARVEY; and

1.2.8	words importing the singular include the plural and vice versa, words importing a gender include other genders and references to a person will be construed as including an individual, the estate of an individual, firm, body corporate, association (whether incorporated or not), government and governmental, and local authority or agency.

2.	SUPPLY OF PRODUCTS

2.1	HARVEY shall supply the Products in strict accordance with the terms and conditions of this Agreement.

2.2	CUSTOMER may propose to HARVEY modifications to the Specifications and HARVEY’S approval of those modifications must not be unreasonably withheld. Any agreed changes to the Specifications shall be made in writing.

2.3	CUSTOMER may, at any time, submit an Order and HARVEY shall supply the Products in accordance with such Order and subject to the terms of this Agreement.

2.3.1	If the Order is in excess of the amounts specified in the most recent Forecast, HARVEY will use its best endeavours to supply the Products that are in excess of that Forecast.

2.3.2	HARVEY is not required to fulfil an Order to the extent that the quantity of Products ordered exceeds HARVEY’s kill throughput for the relevant period. HARVEY shall promptly notify CUSTOMER if the amounts in the Forecast exceed or are likely to exceed HARVEY’s kill throughput for the relevant period.

2.3.3	If the delivery date is less than thirty (30) days from the date of the Order, HARVEY may, in its discretion, accept or reject the Order and will use its best endeavours to supply the Products by the requested delivery date.

2.3.4	HARVEY will source, collect, handle and package the Products according to the prevailing, relevant provisions of:

i.	CUSTOMER’S Starting Material Specification: [***].

ii.	CUSTOMER’S standard operating procedures [***]

iii.	The HARVEY Quality System (as defined in Section 3.2).

iv.	The requirements of HARVEY’s license to operate as issued by the Australian Government Department of Agriculture, Water and the Environment, including those provisions that make HARVEY eligible to export to the European Union or as otherwise specified in HARVEY’s export licence.

v.	Any other Specifications as provided by CUSTOMER to HARVEY in writing and agreed between the parties.

2.3.5	HARVEY shall not make any changes to the Products or the Specifications (including but not limited to the materials, production processes or production testing for the Products) without CUSTOMER’s prior written consent and shall comply with the applicable Quality Requirements when making any such changes.

2.3.6	When requested by CUSTOMER, HARVEY shall work with CUSTOMER and use commercially reasonable efforts to establish a contingency supply plan (the “Contingency Plan”) reasonably acceptable to CUSTOMER in order to facilitate CUSTOMER’s continued supply of the Products. The Contingency Plan will detail the steps to be taken to minimize the risk of any disruption in the supply of the Products.

2.3.7	HARVEY shall use commercially reasonable efforts to enter into agreements with its suppliers to ensure a reliable supply of a quantity and quality of raw materials sufficient to meet its obligations under this Agreement.

2.3.8	HARVEY may not subcontract the collection, storage and handling of Products without the prior written consent of CUSTOMER (which consent shall not be unreasonably withheld). For the avoidance of doubt, this clause 2.3.8 does not apply to the engagement and routine provision of services, such as freight services, by HARVEY’s approved suppliers.

2.3.9	Nothing in this Agreement shall be construed to prevent CUSTOMER from itself performing services for, or receiving services from, other providers that are similar or identical to the services provided by HARVEY under this Agreement. For the avoidance of doubt, CUSTOMER may procure the supply of similar products from other parties and HARVEY may supply BP to a third party provided that CUSTOMER has preferential rights which ensure supply of the Products in accordance with the terms of this Agreement.

2.3.10	HARVEY will maintain all licences, permits, certifications, and other regulatory authorisations necessary for it to source, collect, handle and package Products in accordance with this Agreement. HARVEY will comply with all such licences, permits, certifications and authorisations, and with all Applicable Laws. Copies of these licences, permits, certifications and other government authorisations shall be provided to CUSTOMER upon request. Any changes to any licences, permits, certifications and authorisations, which impact on HARVEY’s ability to supply the Products in accordance with this Agreement, will be notified to CUSTOMER in writing and within forty-eight(48) hours of being notified to HARVEY. CUSTOMER at this time will have the right to terminate this Agreement, or propose amendments to this Agreement, which amendments must not be unreasonably rejected by HARVEY.

2.3.11	Upon CUSTOMER’s reasonable request, HARVEY shall provide CUSTOMER with (a) written certification of HARVEY’s compliance with all Applicable Laws; (b) written certification of the origin of any ingredients or materials in the Products; and (c) any additional information regarding the Products reasonably requested by CUSTOMER such that CUSTOMER may comply in a timely manner with its obligations under Applicable Laws.

2.4	Warehousing & Packaging.

2.4.1	CUSTOMER is responsible for the specification of validated packaging parameters for the Products, as set out in the Specifications. HARVEY will pack and store the Products in accordance with the Specifications and all Applicable Law. Where reasonably required by CUSTOMER, HARVEY shall provide all necessary certificates of conformance, certificates of analysis, and test certificates together with the Products.

2.4.2	Biological or Hazardous Material Warning. All goods which are biological or hazardous goods must be marked by HARVEY with the relevant national and international danger and or other symbol(s) and display the name of the material in English. Delivery and other documents must include disclosure of the hazard(s) and the name of the material in English. The products must be accompanied by required regulations material and emergency material in English in the form of written instructions, labels and markings. All information held by or reasonably available to HARVEY regarding any potential hazards known or believed to exist in the transport, packing, storage or handling of the goods shall be communicated in writing to CUSTOMER.

2.5	Release of Products. CUSTOMER will review records on receipt of each lot of Products supplied by HARVEY and authorise release of Products from quarantine for processing. Non- conforming Products may not be accepted by CUSTOMER and will not be released from quarantine unless all quality parameters can be satisfied. CUSTOMER must inspect all Products delivered under clause 2.6 and advise HARVEY of any Product that is non- conforming. Any Product that is non-conforming, or has been out of the control of CUSTOMER or HARVEY or its approved suppliers may not be released for processing and will be rejected as Rejected Product under clause 3.6.

2.6	Delivery. Upon receipt of an Order from CUSTOMER, HARVEY shall make the products specified in the Order (“Ordered Products”) available for collection by CUSTOMER at the Collection Point within the time specified in the Order. HARVEY will give CUSTOMER as much advance notice as is practicable of the actual date on which the Ordered Products will be available for collection by CUSTOMER (“Actual Delivery Date”). CUSTOMER will collect the Ordered Products from the Collection Point on the Actual Delivery Date. On the Actual Delivery Date, HARVEY must provide CUSTOMER with a copy of the documentation detailed in the Specifications or send such documentation to CUSTOMER by email or facsimile.

2.6.1	Risk in the Products passes to CUSTOMER when the Products are collected from the Collection Point.

2.6.2	Title to the Products passes to CUSTOMER when the Products have been paid for in full.

2.7	Payment

2.7.1	Terms of Payment. Upon collection of an Order by CUSTOMER from the Collection Point, HARVEY will despatch to CUSTOMER an invoice in accordance with Schedule B specifying (a) the amount to be paid to HARVEY for that Order, less any credit for Rejected Products; (b) the Order number, batch number, and the Actual Delivery Date of the Ordered Products; and (c) a description (including the quantity) of the Order and any Rejected Products.

2.7.2	Harvey Costs. HARVEY will be solely responsible for and solely bear the costs of (i) all HARVEY facilities, equipment and machinery; and (ii) all costs of consumables and reagents required to prepare the Products for CUSTOMER.

2.7.3	Customer Costs. CUSTOMER will be solely responsible for and solely bear the costs of collection of the Products from the Collection Point.

2.7.4	No reimbursement of unauthorised expenses. Any expenses not authorised by CUSTOMER under this Agreement, must be approved in advance, in writing by CUSTOMER.

2.8	Duties of CUSTOMER. In discharge of its duties pursuant to this Agreement, CUSTOMER will:

(i)	comply with, and perform all of its obligations under this Agreement;

(ii)	provide HARVEY all information required to implement the processing requirements and procedures for the supply of the Products in accordance with this Agreement;.

(iii)	at the beginning of each calendar quarter commencing March, June, September and December during the Term, provide HARVEY with a Forecast of the Products CUSTOMER requires HARVEY to supply;

(iv)	provide HARVEY with Orders in writing according to the terms of this Agreement (unless otherwise agreed by the parties);

(v)	inspect and release the Order for further processing; and

(vi)	ensure any relevant staff complete all necessary training as required from time to time.

2.9	Duties of HARVEY. In discharge of its duties pursuant to this Agreement, HARVEY will:

(i)	comply with, and perform all of its obligations under this Agreement;

(ii)	only permit trained and competent operators, evidenced by training records, to participate in the collection, receipt, storage, handling and packaging of Products;

(iii)	diligently document and record its procedures, audits and work in relation to the supply of the Products;

(iv)	provide CUSTOMER with all documentation and records as detailed in the Specifications and any further supporting documentation that may be reasonably requested by CUSTOMER;

(v)	maintain and provide to CUSTOMER upon request all relevant Harvey Quality System documentation, including controlled copies; and

(vi)	ensure that its equipment required to supply the Products is in good maintenance and repair.

3.	QUALITY

3.1	General. All Products supplied under this Agreement will be supplied in accordance with the Specifications, Best Industry Practice, and all Applicable Law.

3.2	Supplier Quality Management System. HARVEY will operate a quality management system (the “HARVEY Quality System”) in compliance with the relevant requirements, in accordance with the terms of this Agreement and in accordance with HARVEY’s procedures. The HARVEY Quality System shall have a change control process for the Products. The HARVEY Quality System shall include processes for reporting and investigation of non-conformances and implementation of corrective and preventative actions. The Parties shall use reasonable endeavours to resolve promptly any Product quality issues that arise during the Term of this Agreement and to track these efforts in the HARVEY Quality System such as corrective action and preventive action framework that is compliant with all relevant industry standards including those set out in the Specifications. The HARVEY Quality System shall include processes for planned and unplanned deviations, investigations of non-conformances, implementations of corrective and preventative actions, and prompt written notifications to CUSTOMER of deviations and investigations that impact the quality of the Products supplied to CUSTOMER.

3.3	Change Control. HARVEY will operate a change control process for the receipt, storage, handling and packaging of Products in accordance with the HARVEY Quality System. HARVEY will notify CUSTOMER of changes in writing.

3.4	Quality Control and Inspection. HARVEY will monitor production per the HARVEY Quality System, consistent with the Specifications, and complete inspection of each lot in accordance with the Specifications. HARVEY will include a certificate of compliance, batch data, and inspection information for each lot..

3.5	Process Monitoring. HARVEY will monitor and control all processes at the HARVEY Facility using industry standard tools. HARVEY will:

3.5.1	identify and document key processing steps that affect the Products;

3.5.2	identify and document critical inputs to the key process steps and critical variables of the key process steps; and

3.5.3	define process monitoring and control strategies and tools to ensure that processes operate within control limits and yields are satisfactory.

These key and critical parameters will be used in production monitoring and control, and, where needed, HARVEY is required to take appropriate corrective and preventative actions and maintain documentation of the actions taken.

3.6	Non-Conforming Product. CUSTOMER will have the right to reject any Product that it reasonably believes does not meet all applicable Specifications (“Rejected Product”).

3.6.1	CUSTOMER shall notify HARVEY in writing of any such rejection based on nonconformity with Specifications (“Rejection Notice”) within 36 hours after identification. The Rejection Notice shall specify the basis for the rejection.

3.6.2	If requested by HARVEY, CUSTOMER will hold the Product that is the subject of the Rejection Notice for three (3) Business Days after HARVEY’s receipt of the Rejection Notice and allow HARVEY three (3) Business Days to inspect the Product to confirm any nonconformity with the Specifications.

3.6.3	If CUSTOMER has notified HARVEY that it rejects any Product and:

i.	HARVEY agrees that the Product subject to the Rejection Notice does not meet the Specifications or waives its right to inspect under clause 3.6.2 by either an affirmative statement in writing or a failure to act in the timeline under clause 3.6.2, HARVEY will replace such Rejected Product free of charge. HARVEY shall cover expenses (including freight, if any) incurred by CUSTOMER in connection with shipment of replacement Product to the same location and, if requested by HARVEY, Rejected Product back to HARVEY. HARVEY will ship replacement Product (“Replacement Product”) as soon as practical but in any event within sixty (60) days of its receipt of a Rejection Notice from CUSTOMER under this clause 3.6. HARVEY will issue an amended invoice within five (5) Business Days after delivery of the Replacement Product.

ii.	HARVEY, reasonably and in accordance with Best Industry Practices, does not agree that the Product does not meet the Specifications, HARVEY shall provide CUSTOMER with written notice as to the reasons why the Product meets the Specifications. At CUSTOMER’S written election and expense, and subject to HARVEY having sufficient Product, HARVEY will supply additional Product (“Additional Product”) to CUSTOMER as soon as practical but in any event within sixty (60) days of CUSTOMER’S election under this clause 3.6.3. HARVEY will issue an amended invoice in respect of the Additional Product within five (5) Business Days after delivery of the Additional Product.

3.7	Records Retention. HARVEY shall be responsible for maintaining all records related to the provision of the Products in accordance with its documented procedures and all Applicable Laws (the “Records”). Upon CUSTOMER’s request, HARVEY shall promptly provide CUSTOMER with copies of Records. Records shall be available at reasonable times for inspection, examination and copying by or on behalf of CUSTOMER, or for inspection by third parties, including Government Authorities, for so long as any of them are in HARVEY’s possession. HARVEY shall not transfer, deliver or otherwise provide to any third parties original Records without CUSTOMER’s prior written consent. Traceability and quality records will be maintained throughout the life of the Product (which shall be reasonably determined by CUSTOMER). Record requirements are as follows:

3.7.1	All Products are traced by lot at a minimum.

3.7.2	Raw material traceability to original material manufacturing lot.

3.7.3	Any other requirements as may be reasonably requested in writing by CUSTOMER to HARVEY.

3.8	CUSTOMER Audits. CUSTOMER, or suitably qualified persons delegated by CUSTOMER, may conduct audits of HARVEY’s manufacturing processes and quality management system as deemed necessary by CUSTOMER as a “for cause audit” or another reasonable audit request. CUSTOMER will provide at least fifteen (15) Business Days’ notice of the audit inspection to HARVEY. HARVEY will cooperate with CUSTOMER and provide CUSTOMER with access to records, personnel and the HARVEY facility, to the extent relevant to the services provided by HARVEY under this Agreement. CUSTOMER will provide HARVEY with an audit report within 1 month of the audit inspection. HARVEY will provide CUSTOMER with a response, if required, within the timeframe specified in the audit report. HARVEY will conduct internal audits in accordance with the HARVEY Quality System and internal audit program.

3.9	Supplier Performance. HARVEY will ensure all suppliers are appropriately qualified and approved in accordance with the HARVEY Quality System . HARVEY shall have reasonable regard to input from CUSTOMER when defining and reviewing HARVEY’S approved supplier list for the Products and the associated risk with such approved suppliers for the Products. HARVEY will manage and be responsible for its approved supplier list for the Products with input from CUSTOMER on definitions of risk severity and associated status of such suppliers. Upon reasonable request from CUSTOMER, HARVEY shall provide CUSTOMER with access to a copy of its supplier performance management procedure and, to the extent permissible at law, its approved supplier list for the Products during any audit under this Agreement.

3.10	Validation & Testing.

3.10.1	CUSTOMER is responsible for all Product testing and release of Products to processing and then to manufacture of medical devices.

3.10.2	HARVEY is responsible for all facility testing and validation undertaken at the HARVEY Facility prior to the collection of the Product by the CUSTOMER at the Collection Point.. HARVEY shall inspect the Products in accordance with the Specifications prior to collection by CUSTOMER to ensure that the Products comply with the Specifications.

3.11	Certificate of Conformance / Certificate of Analysis. HARVEY will provide a Certificate of Conformance (CoC) and/ or Certificate of Analysis (CoA) to CUSTOMER as mutually agreed to and documented in the HARVEY Quality System.

3.12	Duty to Advise. HARVEY shall promptly provide written notice to CUSTOMER of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any delay in delivery of PRODUCTS; (b) any identified defects or quality problems relating to PRODUCTS; or (c) any failure by HARVEY, or its subcontractors or common carriers, to comply with Applicable Law.

4.	REGULATORY COMPLIANCE

4.1	HARVEY agrees to comply with all applicable regulatory requirements for the Products under Applicable Law.

4.2	Regulatory Approvals; Cooperation. The Parties agree to use their best efforts to cooperate in connection with the CUSTOMER seeking and obtaining any and all regulatory approvals for the Products. Without limiting the generality of the foregoing, from and after the Effective Date, upon request by CUSTOMER, HARVEY shall provide all documentation necessary and take any actions necessary in order to reasonably support all regulatory filings regarding the Products.

4.3	Regulatory Audits and Inspections. HARVEY shall promptly notify CUSTOMER when a Government Authority inspection of the HARVEY Facility relating to the Products (or an inspection by third parties in accordance with Government Authority regulations relating to the Products) (“Inspection”) is expected and/or underway. Where HARVEY is required to respond to any Inspection relating to Product intended for supply to the CUSTOMER, HARVEY will seek input from the CUSTOMER prior to submitting HARVEY’S response to the relevant Government Authority or third party. Upon reasonable request by CUSTOMER, HARVEY shall promptly provide CUSTOMER with copies of all applicable regulatory correspondence with any Government Authority with respect to any Inspection relating to Product. HARVEY acknowledges that it is a critical supplier to CUSTOMER and may be subject to unannounced audits by a Government Authority or Customer’s notified bodies. In addition, where possible:

4.3.1	CUSTOMER will provide written notification to HARVEY of regulatory audits specific to the Products; and

4.3.2	HARVEY shall provide CUSTOMER with the results of any regulatory audit relating to the Products supplied to the CUSTOMER.

4.4	Compliance History. To the extent permissible at law, upon CUSTOMER’s reasonable written request, HARVEY shall provide CUSTOMER with a review of HARVEY’s regulatory compliance history to the extent relating to the Products supplied to CUSTOMER consisting of: (i) any reports and/or records from Government Authority inspections conducted within the last five (5) years and any related correspondence between HARVEY and any Government Authority; (ii) any warning letters and related correspondence between HARVEY and any Government Authority within the last five (5) years; (iii) all reports and/or findings from any third party audits, and related correspondence between HARVEY and the third party auditor, within the last five (5) years; and (iv) any other relevant reports regarding the Products supplied to CUSTOMER reasonably requested by CUSTOMER.

4.5	Import/Export Compliance. HARVEY shall comply with all applicable Regulations (defined below) regarding the shipping, transfer, import and export of all Products in accordance with HARVEY’s obligations under this Agreement. For purposes of this paragraph, Products includes product-associated technology and technical data and the documents related to that technology and data. “Regulations” as used in this clause 4.5 means all laws, treaties, governmental orders and regulations of the countries from which Products are exported and to which Products are imported including, rules regarding classification, marking, packaging, payments of tariffs and duties, embargoes, and restricted transactions.

4.6	Product Issues. Each party will notify the other party as soon as practicable of any product or service issue relevant to the Products. HARVEY is responsible for promptly and thoroughly investigating any product or service issue relating to the Products. CUSTOMER is responsible for initiating and executing any product recall associated with defective Products and notifying the relevant Government Authority of the recall.

4.7	Environmental Compliance. HARVEY shall comply with the following terms and conditions for all Products provided to CUSTOMER:

4.7.1	Materials Disclosures. HARVEY shall provide full disclosure of all materials used in the Products (“Materials Disclosure”) to CUSTOMER. Further, HARVEY shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) biological or other hazardous waste; (iii) packaging and packaging waste; and (iv) the registration, evaluation, authorization and restriction of chemicals. HARVEY shall provide CUSTOMER with assistance and sufficient documentation, as reasonably determined by CUSTOMER, to enable CUSTOMER to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

4.7.2	Environmental Regulations. HARVEY represents and warrants that, as of the Effective Date, the Products are in full compliance with all applicable Environmental Regulations. In addition, at any time upon a reasonable request from CUSTOMER, HARVEY shall within a reasonable time CUSTOMER with a report on the status of the Products’ ongoing compliance with Environmental Regulations. Any such report shall include HARVEY’s representation and warranty that, as of the date of the report, the Products are in full compliance with all applicable Environmental Regulations, as from time to time in force.

4.7.3	Changes Impacting Environmental Safety. During the Term of this Agreement, HARVEY shall promptly notify CUSTOMER of any proposed changes in the Products’ design, technical specification, composition, components, substances or materials, or any changes of a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations, including any changes required under Applicable Law. Except where required under Applicable Law, HARVEY will not proceed with any proposed changes notified under this clause 4.9.3 without having first obtained CUSTOMER’s prior written approval.

4.7.4            Accuracy of Information. HARVEY certifies that to the best of its knowledge and belief, having made due inquiry, all information created by it and submitted to CUSTOMER in connection with this Agreement is accurate. HARVEY acknowledges that CUSTOMER may rely on this information in determining the compliance of its products. CUSTOMER acknowledges that HARVEY may have relied on information provided by others, and that HARVEY may not have independently verified such information. However, in situations where HARVEY has not independently verified information provided by others, HARVEY agrees that, at a minimum, its suppliers have provided certifications regarding their contributions to the Products, and those certifications are at least as comprehensive as the certification provided by HARVEY under this clause 4.7.4.

5.	WARRANTIES AND REPRESENTATIONS

5.1	Services Representations. HARVEY represents and warrants that it (i) has the required skill, experience, and qualifications to supply the Products; (ii) will supply the Products in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards and in compliance with all Applicable Laws; and (iii) is able to comply, and will comply, with all of the Quality Requirements.

5.2	Compliance Covenants and Representations. HARVEY represents and warrants to CUSTOMER that, in respect of the Products collected by the CUSTOMER at the Collection Point: (i) the Products are not adulterated or misbranded, (ii) the Products have been provided in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) the supply, sale and delivery of the Products does not violate any, and the Products conform to all, Applicable Law, including without limitation, the regulations of any Government Authority. HARVEY shall promptly notify CUSTOMER in writing if HARVEY becomes aware that Products or any applicable Quality Requirements may not comply with Applicable Law.

5.3	Compliance with Agreement. HARVEY represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under this Agreement are or will be informed of the terms of this Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to HARVEY, by contract or otherwise, to fully comply with all provisions of this Agreement.

5.4	Conflicts. HARVEY represents and warrants to CUSTOMER that it is under no obligation or agreement with any third party that would prevent HARVEY, or conflict with the ability of HARVEY, to carry out its duties and obligations under this Agreement.

5.5	Product warranty. HARVEY warrants to CUSTOMER that the Products will comply with all Applicable Laws.

5.6	Additional Harvey warranties. HARVEY warrants that (i) it has the power to enter into and perform this Agreement; (ii) the Products will be free of all liens and other encumbrances and free from obvious defects; and (iii) it possesses and will maintain for the duration of the Term all necessary and appropriate certificates and accreditations to supply the Product and it will advise CUSTOMER if there is any change to a certificate, permit or accreditation that may affect the supply of the Product.

5.7	Disclaimer. Other than the express warranties in this Agreement, HARVEY makes no other warranty and hereby expressly disclaims all other warranties of any kind, express or implied.

5.8	Customer warranties. CUSTOMER warrants that (i) it has the power to enter into and perform this Agreement and (ii) it will rely on its own assessment as to whether Products which comply with the Specifications are suitable for use in the manufacture of implantable devices.

6.	INDEMNITY & INSURANCE

6.1	Indemnity.

6.1.1	Indemnification of Customer. Subject to clause 6.1.3, HARVEY will indemnify and keep CUSTOMER and its Affiliates indemnified against any costs, losses, expenses, claims, damages or other liabilities resulting from (i) any infringement by HARVEY of any Intellectual Property right of CUSTOMER or any third party; (ii) any breach of this agreement by HARVEY; or (iii) any negligence or wrongful act or omission of HARVEY. HARVEY’s liability under this clause 6.1.1 will be reduced proportionally to the extent that any costs, losses, expenses, claims, damages or other liabilities result from the negligence or wrongful acts or omissions of CUSTOMER or its Personnel or any breach of this Agreement by CUSTOMER or its Personnel.

6.1.2	Indemnification of Harvey. Subject to clause 6.1.3, CUSTOMER will indemnify and keep HARVEY and its Affiliates indemnified against any costs, losses, expenses, claims, damages or other liabilities resulting from (i) any infringement by CUSTOMER of any Intellectual Property right of HARVEY or any third party; (ii) any breach of this agreement by CUSTOMER; (iii) the CUSTOMER’s performance of its responsibilities under clause 3.10.1; or (iv) any negligence or wrongful act or omission of CUSTOMER. CUSTOMER’s liability under this clause 6.1.2 will be reduced proportionally to the extent that any costs, losses, expenses, claims, damages or other liabilities result from the negligence or wrongful acts or omissions of HARVEY or its Personnel or any breach of this Agreement by HARVEY or its Personnel.

6.1.3	The limits on liability set out in clause 7 apply in respect of a Party’s obligation to indemnify the other Party under this clause 6.1.

6.1.4	A party must use its best endeavours to mitigate any loss suffered by it which is the subject of a claim for indemnity under this clause 6.1.

6.2   Insurance. HARVEY must effect and maintain (a) public liability insurance in the amount of $20 million per occurrence and unlimited in the aggregate indemnifying HARVEY against liability for property damage, personal injury, illness or death arising directly or indirectly out of the sale and supply of the Products to CUSTOMER and noting the interest of CUSTOMER and (b) product liability insurance in the amount of $20 million in aggregate indemnifying HARVEY against liability arising directly or indirectly out of the sale and supply of the Products to CUSTOMER and noting the interest of CUSTOMER. HARVEY must maintain all insurances required under this Agreement until the expiry or earlier termination of this Agreement and, as requested by CUSTOMER, provide certificates of currency of the insurance required under this clause 6.2.

7.	LIMITATION OF LIABILITY.

7.1            To the extent permitted by law, HARVEY’s liability in respect of a failure to supply the Products in accordance with this Agreement is limited to, at CUSTOMER’s election (i) re-supply of the relevant Products (or such portions of the Products as may reasonably be required to be re-supplied), and, in such event HARVEY shall diligently re-supply the Products or portions hereof until completion; or (ii) refunding of the fees paid, in full or in part, with respect to Products supplied under this Agreement.

7.2            Neither Party is liable to the other Party for any indirect, incidental, special or consequential loss or damage, loss of profits or anticipated profits, economic loss, loss of business opportunity, loss of data, or loss or damage resulting from wasted management time irrespective of whether the loss or damage is cause by or relates to breach of contract, statute, tort (including negligence) or otherwise; or the other Party was previously notified of the possibility of the loss or damage.

8.	TERM & TERMINATION.

8.1   Term. This Agreement will become effective on the Effective Date and remain effective for a period of twenty-four (24) months (“Initial Term”). The parties may extend the Initial Term by mutual agreement (“Further Term”). If the parties do not agree to extend the Initial Term or any Further Term (as applicable), HARVEY agrees to supply CUSTOMER for an additional four (4) months from the end of the Initial Term or the Further Term (as applicable) upon CUSTOMER’s request.

8.2	Termination.

(i)	CUSTOMER may terminate this Agreement without cause at any time by giving to HARVEY not less than ninety (90) days’ notice of termination in writing.

(ii)	HARVEY may terminate this Agreement without cause at any time by giving CUSTOMER not less than 12 months’ written notice.

(iii)	Either Party may terminate this Agreement immediately by giving notice to the other if the other Party (“Breaching Party”) is in breach of this Agreement and (a) the Breaching Party fails to remedy the breach within twenty (20) Business Days of notice or as otherwise agreed by the parties (“Cure Period”) , or (b) the breach is not remediable.. During the Cure Period, management representatives of the Parties shall work together in good faith in an attempt to reasonably resolve the breach to the satisfaction of the non-breaching Party.

(iv)	Either party may terminate this agreement immediately by giving notice to the other if the other Party goes into liquidation or is or becomes bankrupt or makes a composition or arrangement with that Party’s creditors generally or takes advantage of any statute for the relief of insolvent debtors.

8.3   Accrued Rights. Termination does not affect any rights or obligations of one Party to the other Party which have accrued before termination.

8.4   Survival. Notwithstanding the termination or expiration of this Agreement, the rights and obligations of the Parties, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to Intellectual Property, confidentiality, patents and ownership) shall survive the termination of this Agreement.

9.	INTELLECTUAL PROPERTY

9.1   Nothing in this Agreement affects the ownership of a party’s Intellectual Property which was created independently of this Agreement and is provided to the other party in relation to this Agreement (Background IP) For the avoidance of doubt, Background IP includes:

9.1.1	in the case of the CUSTOMER, the Intellectual Property in the Specifications (as may be amended) and in the Confidential Information of CUSTOMER; and

9.1.2	in the case of HARVEY, the Intellectual Property related to HARVEY’S business and processes.

9.2   HARVEY owns any Intellectual Property which is created by HARVEY as a result of HARVEY’s performance of the services under this Agreement, including the development or improvement of HARVEY’s business and processes. (New IP).

9.3	Subject to clause 9.4:

9.3.1	the CUSTOMER grants HARVEY a perpetual, worldwide, non-exclusive, royalty-free licence to use the CUSTOMER’S Background IP for any purpose in connection with HARVEY’S performance of its obligations under this Agreement; and

9.3.2	HARVEY grants CUSTOMER a perpetual, worldwide, non-exclusive, royalty-free licence to use HARVEY’S Background IP and New IP for any purpose in connection with the CUSTOMER’S receipt of supply of the Products under this Agreement.

9.4   Protection of Intellectual Property. Each Party agrees that it will not, in relation to this Agreement, do any act or thing which may infringe any Intellectual-Property rights of the other Party or any third party. Without limiting the foregoing, a Party must not use any trade marks of the other Party for any purpose without the prior written consent of that Party and subject to any conditions which that Party may impose. Each Party agrees to cooperate fully and use its best efforts to assist the other Party in any suit, claim or other action involving the other Party’s Intellectual Property, subject to the other Party paying for the first Party’s costs incurred in providing such cooperation and assistance.

10.	CONFIDENTIALITY

10.1   Confidential Information. A Party (“Recipient”) shall not use nor disclose to third parties without the written consent of the other Party (“Discloser”), any Confidential Information belonging to the Discloser which is obtained in connection with this Agreement. The Recipient shall not use Confidential Information of the Discloser which is obtained in connection with this Agreement for any purpose other than the carrying out of its rights and obligations under this Agreement. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser:

(i)	to such of its Personnel who require the Confidential Information in order to facilitate the supply of the Products and who have been expressly directed to, and have agreed to, keep that information confidential;

(ii)	to its legal advisors and insurers;

(iii)	that is or becomes in the public domain (except as a result of breach of this Agreement by the Recipient}; or

(iv)	that is required to be disclosed by the Recipient by law, provided that before disclosing the Confidential Information the Recipient has notified the Discloser and taken all reasonable steps to maintain the confidence of the Confidential Information.

10.2   Ownership and use of Customer Confidential Information. The Recipient acknowledges that the Confidential Information disclosed by the Discloser is, and at all times remains, the property of the Discloser and the Recipient shall only use the Confidential Information so disclosed for the purposes of performing its obligations pursuant to this Agreement. All Confidential Information disclosed to Recipient by the Discloser shall be returned to the Discloser upon request by the Discloser and in any event upon termination of this Agreement. The Recipient shall not retain copies (in whatever form) of the Confidential Information, except for that which is (a) required by law; and (b) is automatically stored electronically in accordance with the normal practices of the Recipient as part of its data back-up procedures, provided that the Recipient makes no attempt to access the Confidential Information and the Recipient remains subject to the obligations of this clause 10 for as long as it is so stored

11.	MISCELLANEOUS

11.1	No representations after termination. Unless otherwise provided under this Agreement, HARVEY will not represent itself as being the supplier of the Products and that HARVEY is in any way connected with CUSTOMER at any time after the termination or expiration of this Agreement.

11.2	Assignment.

11.2.1	HARVEY may not transfer or assign this Agreement or any part share or interest in it without the prior written consent of CUSTOMER, such consent not to be unreasonably withheld or delayed.

11.2.2	CUSTOMER may transfer or assign this Agreement without the consent of HARVEY (i) to an Affiliate of CUSTOMER or (b) in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company, but may not otherwise transfer or assign this Agreement or any part share or interest in it without the prior written consent of HARVEY, such consent not to be unreasonably withheld or delayed.

11.3	Complete Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices,, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, between the Parties.

11.4	Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.5	Other Disputes

11.5.1	For any dispute between the parties other than a breach of the terms of this Agreement, a Party shall provide written notification to the other Party (Dispute Notice).

11.5.2	The Parties agree to use reasonable commercial efforts to resolve by negotiation any dispute that is the subject of a Dispute Notice.

11.5.3	If the dispute remains unresolved 20 Business Days after the issue of the Dispute Notice, either Party may commence or initiate legal proceedings.

11.5.4	Nothing in this clause 11.5 prevents a party from seeking urgent interlocutory relief from a court of competent jurisdiction.

11.6	Amendment. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. Notwithstanding the foregoing, the Parties shall reasonably work together to revise or amend this agreement within the Term as may be needed to meet quality or Government Authority requirements.

11.7	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.8	Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of Western Australia. Each Party irrevocably submits to the exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this Agreement.

11.9	Consents. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting Party.

11.10	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (ii) when received by the addressee if sent by recognized overnight courier service, (iii) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

To HARVEY:

[***]

HARVEY Industries Group Pty Ltd

PO BOX 492

Harvey WA 6220, Australia

Email - [***]

To CUSTOMER:

[***]

ANTERIS Aus Operations Pty Ltd
26 Harris Road

Malaga, WA 6090

email: [***]

11.11	Expenses. Except as expressly provided herein, HARVEY and CUSTOMER shall each pay their own expenses, incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.12	No Joint Venture. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto. Each Party will act solely as an independent contractor and neither Party will have any power or authority to direct or indirectly bind or act on behalf of the other.

11.13	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.14	Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing its obligations under this Agreement (other than payment of amounts due) when and to the extent such failure or delay is caused by or results from a Force Majeure event. If the Force Majeure event continues for a continuous period in excess of twenty (20) Business Days, either Party shall be entitled to give notice in writing to the other Party electing to terminate this Agreement, following which all monies that are due and payable under the Agreement are to be promptly paid.

11.15	Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via email), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. An electronically scanned copy of a signature shall constitute and shall be deemed sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original, scanned, or electronic signature.

12.	GOODS AND SERVICES TAX

12.1	Definitions

For the purpose only of this clause 12:

12.1.1	“Adjustment” means each form of adjustment to consideration provided for in this clause;

12.1.2	“Applicable GST” has the meaning ascribed to it in clause 19.3;

12.1.3	“GST Legislation” means A New Tax System (Goods and Services Tax) Act 1999 and any related tax imposition act (whether imposing tax as a duty of customs excise or otherwise) and includes any legislation which is enacted to validate recapture or recoup the tax imposed by any of such acts;

12.1.4	“GST” means any tax imposed by or through the GST Legislation on a supply (without regard to any input tax credit);

12.1.5	“Receiver” means the Party treated by the GST Legislation as the recipient of a supply from the Supplier;

12.1.6	“Representative” of a supplier means a representative member of a GST group to which the relevant Supplier belongs;

12.1.7	“Supply” means any supply (within the meaning which it bears in the Act) by the Supplier under this Agreement;

12.1.8	“Supplier” means any Party treated by the GST Legislation as making a taxable supply under this Agreement;

12.1.9	“TPA” means New Tax System (Trade Practices Amendment) Act 1999 as may be enacted (and any legislation substituted for replacing, amending, mirroring or complementing that Act); and

12.1.10	where any other term is used in this clause which is defined in the GST Legislation or the TPA it shall have the meaning which it bears in the GST Legislation, or the TPA as appropriate.

12.2	GST supplies

The Parties agree that all Supplies made by the Parties under this Agreement are subject to GST and that the provisions of clause 12.3 to 12.7 apply.

12.3	Increase in consideration for Applicable GST

In the case of a Supply which is a taxable supply:

12.3.1	the consideration payable or otherwise provided (apart from under this clause) to the Supplier will be increased by an amount equal to the Applicable GST;

12.3.2	the Applicable GST shall be the GST payable on the Supply, as calculated by the Supplier;

12.3.3	the Applicable GST shall be added to the consideration payable or otherwise provided (apart from under this clause) for the Supply under the other provisions of this Agreement so as to form an additional part of the consideration for the Supply.

12.4	Payment of Applicable GST by Receiver

The Receiver will pay to the Supplier, on the provision by the Supplier to the Receiver of a tax invoice, an amount equal to any increment in consideration which is payable under this clause 12.4 in respect of any Supply, and such amount will be a debt due and owing by the Receiver to the Supplier which is recoverable without setting off any refund or counter claim.

12.5	Invoices

The Supplier shall provide the Receiver with tax invoices and/or adjustment notes in relation to the Supply and do all things reasonably necessary on its part to assist the Receiver to claim and obtain any input tax credit available to the Receiver in respect of the Supply.

12.6	Benefit of Input Tax Credits

Where the consideration for a Supply consists (in whole or in part) of the recovery by the Supplier of all or a proportion of the Supplier’s costs, the amount recoverable shall be reduced by the amount (or the corresponding proportion) of the input tax credits available to the Supplier in respect of such costs and then increased by any Applicable GST under clause 12.3.

12.7	Representatives

In the event that liability for payment of GST in respect of a Supply under this Agreement is imposed upon a Representative of a Supplier this clause shall nonetheless apply and the Adjustments shall be calculated in all respects as if the Supplier was liable for the GST imposed on such Supply and entitled to input tax credits properly allocated to the making of that Supply.

EXECUTION

This agreement is executed by the parties as follows:

Signed by Anteris Aus Operations Pty Ltd (ACN 095 710 339) in accordance with section 127 of the Corporations Act 2001 (Cth):

Director		Director / Company Secretary
/s/ Wayne Paterson		/s/ Stephen Denaro
Name:	Wayne Paterson	Name:	Stephen Denaro
Date:	5/24/2024	Date:	5/24/2024

Signed by Harvey Industries Group Pty Ltd (ACN 117 597 985) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ John Hartman		/s/ Suzanne Montandon
Director		Director / Company Secretary
Name:	John Hartman	Name:	Suzanne Montandon
Date:	5/17/2024	Date:	5/17/2024

The schedules to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these schedules will be provided to the Securities and Exchange Commission upon request.

Schedule A – Specifications

Schedule B – Pricing and Payment